                                                                    Exhibit 21.1

                        List of Significant Subsidiaries

NYFIX USA, LLC, a New York Limited Liability Company.

Javelin Technologies, Inc., a Delaware Corporation.

NYFIX Transaction Services, Inc., an Illinois Corporation.

NYFIX Overseas, Inc., a Delaware Corporation with branches in Chicago, IL and
London, UK.

NYFIX Millennium, L.L.C., an 80% owned Delaware Limited Liability Company.

NYFIX Partners, Inc., a Delaware Corporation.

NYFIX Clearing Corporation, a Delaware Corporation.

Renaissance Trading Technologies, LLC, a Delaware Limited Liability Company.

All subsidiaries are wholly-owned unless otherwise indicated.